                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                       INFORMATION ARCHITECTS CORPORATION
             (Exact name of registrant as specified in its charter)

                       INFORMATION ARCHITECTS CORPORATION

              INCORPORATED IN                      87-0399301
               NORTH CAROLINA      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             1541 N Dale Mabry Hwy
                                   Suite 201
                                   Lutz 33558
                    (Address of principal executive offices)

                                  813-909-4000
                         (Registrant's Telephone number)

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                       INFORMATION ARCHITECTS CORPORATION
                           YEAR 2003 STOCK AWARD PLAN
                            (FULL TITLE OF THE PLAN)

                                   ----------

                                MICHAEL L. WEINSTEIN
                             CHIEF EXECUTIVE OFFICER
                       INFORMATION ARCHITECTS CORPORATION
                             1541 N Dale Mabry Hwy
                                   Suite 201
                                   Lutz 33558
                                  813-909-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

================================================================================

-------------------- ------------- ------------------ ------------------ ----------------
Title of Each Class  Amount to be  Proposed Maximum   Proposed Maximum   Amount of
of Securities to be  Registered    Offering Price per Aggregate Offering Registration Fee
Registered                         Unit [1]           Price [1]
-------------------- ------------- ------------------ ------------------ ----------------
Common Stock, par      6,000,000   $         1.325[2] $     7,950,000[2] $      707.55[2]
value $0.001
-------------------- ------------- ------------------ ------------------ ----------------

[1]  6,000,000 shares of common stock, par value $0.001, of Information
     Architects Corporation, are being registered for issuance pursuant to the
     Information Architects Corporation 2003 Stock Award Plan (the "Plan"). This
     number of shares may be adjusted as the result of a one share for three share reverse stock split effective April 2003.

[2]  Estimated solely for the purpose of calculating the registration fee. Such estimate has been calculated in accordance with Rule 457(h) and Rule 457(c)
     under the Securities Act of 1933, as amended, and is based upon the average of the high and low prices per share of common stock on the OTCBB on May
     9, 2003.

                                     PART I

              Information Required in the Section 10(a) Prospectus

ITEM 1.  PLAN INFORMATION

A.  This issuance of shares is being made pursuant to the Company's 2003 Stock
Award Plan, which provides the following:

YEAR 2003 STOCK AWARD PLAN

1.  Purpose. This Year 2003 Stock Award Plan  (the 'Plan') of Information
Architects Corporation (the 'Company'), for selected employees, officers, directors and key consultants and advisors to the Company is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of or provide consulting services to the Company or any of its subsidiaries.

2.  Administration. The Plan shall be administered by the Board of Directors of the Company (the 'Board') which shall keep the minutes of its proceedings with regard to the Plan and all records, documents, and data pertaining to its administration of the Plan. A majority of the members of the Board shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Board may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan shall be subject to the determination of the Board. The actions of the Board in exercising all of the rights, powers and authorities set out in this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive, and binding on the parties.

3.  Shares Available Under the Plan. The stock subject the Stock Awards shall be shares of the Company's Common Stock, $.001 par value, (the 'Common Stock'). The total number of shares of Common Stock available under the Plan shall not exceed in the aggregate 6,000,000. Such shares may be treasury shares or authorized but unissued shares.

4.  Eligibility. The individuals who shall be eligible to participate in the
Plan shall be any officer, director, employee, consultant, advisor or other person providing key services to the Company who are not engaged in any prohibited activity (hereinafter such persons may sometimes be referred to as the 'Eligible Individuals'). Prohibited Activity shall include the following:

        o   services rendered to the Company in connection with a capital-
            raising or market making transaction;
        o   services that directly or indirectly promote or maintain a market for the Company's securities;
        o   services by current or future auditors of the Company; and
        o   services in connection with a shell merger.

5.  Authority to Grant Stock Awards. The Board in its discretion and subject to the provisions of the Plan may, from time to time, grant to eligible individuals of the Company Stock Awards. The Board may award and issue shares of Common
Stock under the Plan to an eligible individual ('Stock Award'). Stock Awards may be made in lieu of cash compensation or as additional compensation. Stock Awards may also be made pursuant to performance-based goals established by the Board.

Subject only to any applicable limitations set forth in the Plan, the number of shares of Common Stock covered by any Stock Award shall be determined by the
Board.

6.  Stock Awards.

        (a)  Awards in Lieu of Compensation. The Board may grant Common Stock to an Eligible Individual under the Plan, without any payment by the individual, in lieu of certain cash compensation or as additional compensation. The Stock Award is subject to appropriate tax withholding. After compliance with the tax withholding
             requirements, a stock certificate shall be issued to the individual recipient of the Stock Award. The certificate shall bear such legend, if any, as the Board determines is reasonably required by applicable law. Prior to receipt of a Stock Award, the individual must comply with appropriate requests of the Board to assure compliance with all relevant laws.

        (b)  Performance Based Awards. The Board may award shares of Common
             Stock, without any payment for such shares, to designated
             individuals if specified performance goals established by the Board are satisfied. The designation of an employee eligible for a specific performance-based Stock Award shall be made by the Board in writing prior to the beginning of the twelve month period for which the performance is measured. The Board shall establish the number of shares to be issued to a designated employee if the performance goal is met. The Board must certify in writing that a performance goal has been met prior to issuance of any certificate for a performance-based Stock Award to any employee. If the Board certifies the entitlement of an employee to the performance-based
             Stock Award, the certificate shall be issued to the employee as soon as administratively practicable, and subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. Performance goals determined by the Board may be based on specified increases in net profits, stock price, Company or segment sales, market share, earnings per share, and/or return on equity.

7.  Registration; Assignment/Transfer Restrictions.  The Company may, but shall not be obligated to, register any securities covered by a Stock Award pursuant to the 1933 Act (as now in effect or as hereafter amended) and, in the event any shares are registered, the Company may remove any legend on certificates representing these shares. Unless registered, the securities issued under this
Plan may only be sold, transferred, hypothecated or assigned under an exemption from registration under the Securities Act of 1933, as amended after furnishing the Company an opinion of counsel regarding compliance with such law. The
Company shall not be obligated to take any other affirmative action in order to cause the Stock Award to comply with any law or regulation of any governmental authority, including Section 401(a) of the Internal Revenue Code.

8.  Employment Obligation. The granting of any Stock Award shall not impose upon the Company any obligation to employ or continue to employ any grantee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Stock
Award has been granted to him.

9.  Changes in the Company's Capital Structure. The existence of outstanding
Stock Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common
Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
If the Company effects a subdivision or consolidation of shares or other capital readjustment, the payment of a dividend in capital stock or other equity securities of the Company on its Common Stock, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving consideration therefore in money, services, or property, or the reclassification of its Common Stock, in whole or in part, into other equity securities of the
Company, then: (a) the number, class and per share price of shares of Common
Stock subject to Stock Awards hereunder shall be appropriately adjusted (or in the case of the issuance of other equity securities as a dividend on, or in a reclassification of, the Common Stock, the Stock Awards shall extend to such other securities) in a manner so as to entitle a grantee to receive, for the same aggregate cash consideration, and for an award of pending performance-based
Stock Awards, the same total number and class or classes of shares or in the case of a dividend of, or reclassification into, other equity securities, those other securities) he would have held after adjustment if the Stock Award was earned, immediately prior to the event requiring the adjustment, or, if applicable, the record date for determining shareholders to be affected by the adjustment; and (b) the number and class of shares then reserved for issuance under the Plan (or in the case of a dividend of, or reclassification into, other equity securities, those other securities) shall be adjusted by substituting for the total number and class of shares of stock then reserved, the number and class or classes of shares of stock (or in the case of a dividend of, or reclassification into, other equity securities, those other securities) that would have been received by the owner of an equal number of outstanding shares of Common Stock as a result of the event requiring the adjustment. Comparable rights shall accrue to each employee in the event of successive subdivisions, consolidations, capital adjustments, dividends or reclassifications of the character described above. Appropriate adjustments shall also be made to pending
Stock Awards. Except as hereinbefore expressly provided, the issue by the
Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Stock Awards.

10.  Amendment or Termination of Plan. The Board may at any time alter, suspend or terminate the Plan.

11.  Forfeitures. Notwithstanding any other provisions of this Plan, if the
Board finds by a majority vote after full consideration of the facts that the employee, before or after termination of his employment with the Company or its subsidiaries for any reason (a) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or its subsidiaries, which conduct damaged the Company or its subsidiaries, or disclosed trade secrets of the Company or its subsidiaries, or (b) participated, engaged in or had a financial or other interest, whether as an employee, officer, director, consultant, contractor, shareholder, owner, or otherwise, in any commercial endeavor in the United
States which is competitive with the business of the Company or its subsidiaries without the written consent of the Company or its subsidiaries, the employee shall forfeit all outstanding Stock Awards which are not fully vested, including all rights related to such matters, and including any performance based Stock
Awards to which he may be entitled, and other elections pursuant to which the
Company has not yet delivered a stock certificate. Clause (b) shall not be deemed to have been violated solely by reason of the employee's ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation. The decision of the Board as to the cause of the employee's discharge, the damage done to the Company or its subsidiaries, and the extent of the employee's competitive activity shall be final. No decision of the Board, however, shall affect the finality of the discharge of the employee by the Company or its subsidiaries in any manner. To provide the Company with an opportunity to enforce this Section, no certificate for Stock may be issued under this Plan without the certification by the Board that no action forbidden by this provision has been raised for their determination.

12.  Taxes and Withholding.  The participants under the Plan will be liable for federal, state or local tax imposed by the grant of shares under this Plan. The
Company shall be entitled to deduct from other compensation payable to each employee any sums required by federal, state, or local tax law to be withheld with respect to the grant, vesting, as appropriate, of an Stock Award. In the alternative, the Company may require the employee (or other person receiving the
Stock Award) to pay the sum directly to the employer corporation.

13.  Written Agreement. Each Stock Award granted hereunder shall be embodied in a written agreement, which shall be subject to the terms and conditions prescribed herein, and shall be signed by the grantee and by an appropriate officer of the Company on behalf of the Company. Each agreement shall contain other provisions which the Board in its discretion shall deem advisable.

14.  Governing Law and Interpretation. This Plan shall be governed by the laws of the state of North Carolina. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

15.  Effective Date of Plan. The Plan shall become effective as of May 12, 2003
(the 'Effective Date') and shall terminate on December 31, 2003.

The Plan is not subject to ERISA.

As the Administrators of the Plan are also Directors of the Company, the
Administrators are selected and removed from office in the same manner as they are selected and removed as Directors of the Company, and their term of office as Administrators is the same as their term of office as Directors of the
Company.

Additional information about the Plan and the Administrators may be obtained from:

        MICHAEL L. WEINSTEIN
        CHIEF EXECUTIVE OFFICER
        INFORMATION ARCHITECTS CORPORATION
        1541 N Dale Mabry Hwy
        Suite 201
        Lutz 33558
        813-909-4000

This registration statement is for the following awards under the Plan:

CONSULTING AGREEMENT (the "Agreement") made by and between Douglas Dahms, individually ("Consultant") and Information Architects Corporation ("Company")

Services provided:  Management, marketing, consulting, strategic planning, corporate organization and structure, and sales matters in connection with the operations of the business of the Company

Services previously provided:  None

Number of Shares [post-split]:  2,000,000

CONSULTING AGREEMENT (the "Agreement") made by and between William Craig, individually ("Consultant") and Information Architects Corporation ("Company")

Services provided:  Management, marketing, consulting, strategic planning, corporate organization and structure, and sales matters in connection with the operations of the business of the Company

Services previously provided by Mr. Craig individually:  None

Number of Shares [post-split]:  4,000,000

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

All documents incorporated by reference in Item 3 of Part II of this registration statement will be made available to all participants without charge, upon written or oral request. These documents are incorporated by reference in the Section 10(a) prospectus.

Other documents required to be delivered to participants pursuant to Rule
428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request.

All requests for these documents shall be directed to:

        MICHAEL WEINSTEIN
        CHIEF EXECUTIVE OFFICER
        INFORMATION ARCHITECTS CORPORATION
        1541 N Dale Mabry Hwy
        Suite 201
        Lutz 33558
        813-909-4000

                                     PART II

               Information Required in the Registration Statement

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents, which have been previously filed by the Company with the Securities and Exchange Commission, are incorporated by reference in this
Registration Statement:

        (a) the Company's Annual Report on Form 10-K for the year ended December
            31, 2002;

        (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d)
            of the Securities Exchange Act of 1934, as amended (the "Exchange
            Act") since December 31, 2002; and

        (c) The description of the Company's common stock set forth in the
            Company's Registration Statement on Form 10, dated March 31, 1997
            (Commission File Number 0-22325) including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a),
13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this
Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed
Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Reference is made to the North Carolina Business Corporation Act, G.S. 55-8-52
and 55-8-56, which provides that unless limited by our articles of incorporation, a North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation.
This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the proceeding, including counsel fees.

A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, the Registrant's Bylaws provide that directors and officers shall have the right to be indemnified "to the fullest permitted by law" and further provide that expenses incurred by an officer or director shall be paid in advance of the final disposition of any investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant.

In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith, (ii) had the reasonable belief that his conduct was in the corporation's best interests if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A North Carolina corporation may also purchase and maintain insurance on behalf of an officer or director against liability incurred by him in that capacity, whether or not the corporation would have the power to indemnify him under the statutory provisions of North
Carolina.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

     4.1        Consulting Services Agreement between Information Architects
                Corporation and William Craig

     4.2        Consulting Services Agreement between Information Architects
                Corporation and Douglas Dahms

     4.2        2003 Stock Award Plan

     5.1        Opinion  of the Law Offices of Williams Law Group, P.A.

    23.1        Consent of the Law Offices of Williams Law Group, P.A.
                (included in Exhibit 5.1)

    23.2        Consent of Salberg & Company, P.A., independent auditors

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Company hereby undertakes:

  (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)  That, for the purpose of determining any liability under the Securities
       Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                       10

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities
    Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
    Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of
    1933 may be permitted to directors, officers, and controlling persons of the
    Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       11

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte NC, on this 12th day of May, 2003.

---------------------------- -------------------------- -------------------------- --------------------------
Title                        Name                       Date                       Signature
---------------------------- -------------------------- -------------------------- --------------------------
Principal Executive Officer  Michael L. Weinstein       May 12, 2003                /s/  Michael L. Weinstein
---------------------------- -------------------------- -------------------------- --------------------------
Principal Accounting
Officer                      Michael L. Weinstein       May 12, 2003                /s/  Michael L. Weinstein
---------------------------- -------------------------- -------------------------- --------------------------
Principal Financial Officer  Michael L. Weinstein       May 12, 2003                /s/  Michael L. Weinstein
---------------------------- -------------------------- -------------------------- --------------------------

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Board of Directors, as administrator of the Plan, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte NC, on this 12th day of May, 2003.

---------------------------- -------------------------- -------------------------- --------------------------
SIGNATURE                    NAME                       TITLE                      DATE
---------------------------- -------------------------- -------------------------- --------------------------
/s/ Michael L. Wesinstein    Michael L. Wesinstein      Director                   May 12, 2003
---------------------------- -------------------------- -------------------------- --------------------------
/s/ Robert J. Desiderio      Robert J. Desiderio        Director                   May 12, 2003
---------------------------- -------------------------- -------------------------- --------------------------
/s/ Esteban A. Aguilar       Esteban A. Aguilar         Director                   May 12, 2003
---------------------------- -------------------------- -------------------------- --------------------------